Exhibit 21.1

GERBER SCIENTIFIC, INC.
SUBSIDIARIES OF THE COMPANY

Subsidiary	State or Jurisdiction of Incorporation or Organization

Gerber Scientific International, Inc.	Connecticut
Gerber Scientific International Limited	Hong Kong
Gamma Computer Tech Co., Ltd.	China
Gerber Technology SA de CV	Mexico
Gerber Technology GmbH	Germany
Gerber Technology NV/SA	Belgium
Gerber Technology, Ltd.	United Kingdom
Gerber Scientific International A/S	Denmark
Gerber Scientific International – Sistemas Computorizados, Lda	Portugal
Gerber Scientific (Shanghai) Co. Ltd.	China
Gerbertec Maroc SARL	Morocco
Gerber Scientific UK, Ltd.	United Kingdom
Gerber Scientific International (Vietnam) Co., Ltd.	Vietnam

Spandex Ltd	United Kingdom
H. Brunner GmbH	Germany
Spandex Benelux NV	Belgium
Spandex SAS	France
Spandex AG	Switzerland
Spandex SyndiCUT, s.r.o.	Czech Republic
Spandex Benelux BV	Holland
Gerber Scientific International (Spain) SA	Spain
Gerber Scientific International (Italy) srl	Italy
Virtek Vision International Inc.	Canada
Spandex GmbH	Austria
Spandex, s.r.o.	Slovakia
Gerber Scientific International (Australia) Pty. Ltd.	Australia
Gerber Scientific International (Sweden) AB	Sweden
Spandex sp. z o.o.	Poland

Other subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of April 30, 2011 and are not listed above.